                                                                    Exhibit 12.1



                      Earnings to Fixed Charges Calculation

                                                  Six months to
                                                     31-Mar                         Fiscal year ended September 30
                                                     ------                         ------------------------------
                                               1999          1998       1998        1997         1996        1995         1994
                                               ----          ----       ----        ----         ----        ----         ----
Earnings Per Financial Statements            367,558       370,111     560,151     502,725      327,619     247,369      (45,678)
Add (deduct):
  Provision for income taxes                  10,494        13,198      20,040      25,181       26,543       7,673            -
  Fixed charges                               10,071         7,369      27,059      13,290       11,314       5,536          333
                                       ------------------------------------------------------------------------------------------
Earnings for Computation                     388,123       390,678     607,250     541,196      365,476     260,578      (45,345)
                                       ==========================================================================================


Fixed Charges
-------------
Interest expense                               9,271         6,553      25,459      11,657       10,481       5,036            -

One third of payments under
   operating leases.                             800           816       1,600       1,633          833         500          333
                                        -----------------------------------------------------------------------------------------
  Total Fixed Charges                         10,071         7,369      27,059      13,290       11,314       5,536          333
                                        =========================================================================================

Ratio of Earnings to Fixed Charges             38.54         53.02       22.44       40.72        32.30       47.07      (136.17)
----------------------------------      =========================================================================================